                         SUPPLEMENT TO PROSPECTUS FOR
                         MANUFACTURERS INVESTMENT TRUST
                                DATED MAY 1, 2002

PORTFOLIO MERGERS

            Subject to the approval of the Board of Trustees of the Trust and the approval of the shareholders of the portfolios to be merged into other portfolios, the following portfolio mergers are scheduled to take place immediately after the close of business on May 2, 2003:

Telecommunications Trust            into              Science & Technology Trust
Internet Technologies Trust         into              Science & Technology Trust

Mid Cap Growth Trust                into              Dynamic Growth Trust
Mid Cap Opportunities Trust         into              Dynamic Growth Trust

            Information regarding the Science & Technology Trust and the Dynamic Growth Trust may be found in the Trust prospectus dated May 1, 2002.

PORTFOLIO NAME CHANGES

            Subject to Board of Trustee approval, the name of the U.S. Large Cap Value Trust will be changed to U.S. Large Cap Trust effective May 1, 2003.

SUBADVISORY ARRANGEMENTS

            Subject to Board of Trustee approval, the following subadviser changes are effective May 1, 2003:

Portfolio                          Current Subadviser                 Proposed New Subadviser
----------------------------------------------------------------------------------------------------------------------
High Yield Trust                   Miller Anderson                    Salomon Brothers Asset Management Inc ("SaBAM")
All Cap Value Trust                The Dreyfus Corporation            Lord, Abbett & Co. ("Lord Abbett")
International Small Cap Trust      Founders Asset Management LLC      Templeton Investment Counsel, Inc. ("Templeton")

            In information regarding the new subadvisers and any changes to a portfolio's investment policies (which are subject to Board of Trustees approval) are set forth below. All changes noted below will be effective May 1, 2003.

            HIGH YIELD TRUST

Information Regarding SaBAM:

Salomon Brothers Asset Management Inc has its principal offices at 399 Park Avenue, New York, New York 10022. Founded in 1963, Salomon Brothers Asset Management Inc managed approximately $34.2 billion in assets under management as of December 31, 2002. Salomon Brothers provides an array of investment services and products to a broad spectrum of clients around the world, including individual and institutional investors. Salomon Brothers has investment offices in 22 countries, research centers in six cities worldwide and employs approximately 200 investment professionals.

     The Portfolio will be managed by the Salomon Brothers Asset Management Fixed Income Team. Current members of the team include Peter Wilby, Managing Director, Beth Semmel, Managing Director,

Thomas Flanagan, Managing Director and James Craige, Managing Director.

            ALL CAP VALUE TRUST

New Investment Policies:

            The portfolio will invest primarily in equity securities of U.S. and multinational companies that Lord Abbett believes are undervalued in all capitalization ranges. Under normal circumstances, the portfolio will invest at least 50% of its net assets in equity securities of large, seasoned companies with market capitalizations of at least $5 billion at the time of purchase. Equity securities may include common stocks, preferred stock, convertible securities, warrants, and similar instruments. These are companies that appear underpriced according to certain financial measurements of their intrinsic worth or business prospects (such as price-to-earnings or price to-book ratios).

Information Regarding Lord Abbett:

            Lord Abbett was founded in 1929 and manages one of America's oldest mutual fund complexes. Lord Abbett is located at 90 Hudson Street, Jersey City, New Jersey 07302-3973.

         Lord Abbett will use a team of investment managers and analysts acting together to manage the portfolio's investments. Robert G. Morris heads the team and the other senior members are Robert P. Fetch, David G. Builder, Daniel H. Frascarelli and Gerard S. E. Heffernan. Mr. Morris, Partner and Director of Equity Investments, joined Lord Abbett in 1991. Mr. Fetch, Partner and Small-Cap Value Senior Investment Manager, joined Lord Abbett in 1995. Mr. Builder, Equity Analyst on the Mid-Cap Value Team, joined Lord Abbett in 1998 from Bear Stearns where he served as an Equity Analyst. Mr. Frascarelli, Partner and Investment Manager, joined Lord Abbett in 1990. Mr. Heffernan, Research Analyst on the Small-Cap Value team, joined Lord Abbett in 1998 from CL Capital Management where he served as Portfolio Manager and Equity Research Analyst.

            INTERNATIONAL SMALL CAP TRUST

Information Regarding Templeton:

         Templeton, located at 500 E. Broward Blvd., Suite 2100, Ft. Lauderdale, FL 33716, has been in the business of providing investment advisory services since 1954. Templeton Investment is an indirect wholly owned subsidiary of Franklin Resources, Inc.

New Portfolio Managers:

            The following persons will be responsible for the day-to-day management of the portfolio's investments:

         - Cindy Sweeting (since May, 2003). Ms. Sweeting joined the Templeton in 1997 and is currently an Executive Vice President. She is a Charted Financial Analyst.

         - Tucker Scott (since May, 2003). Mr. Scott joined Templeton in 1996 and is currently a Senior Vice President. He is a Chartered Financial Analyst.

PORTFOLIO POLICY CHANGES AND NAME CHANGES

            Subject to Board of Trustee approval, the Capital Opportunities Trust and the Tactical Allocation Trust will change their names and investment policies as noted below effective May 1, 2003.

            CAPITAL OPPORTUNITIES TRUST

         Name Change. The Capital Opportunities Trust will change its name to Strategic Value Trust.

            Investment Policies Changes

            The portfolio will invest, under normal market conditions, at least 65% of its total assets in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts, of companies which the subadviser believes are undervalued in the market relative to their long term potential.

            The portfolio will also invest in other types of securities, such as fixed income securities, including lower rated securities commonly referred to as junk bonds, and warrants, when relative value make such purchases attractive. The portfolio may also invest in foreign securities.

            Portfolio Manager Changes

            Massachusetts Financial Services Company will continue to subadvise the portfolio. However, Kenneth Enright will become the sole portfolio manager for the fund.

            TACTICAL ALLOCATION TRUST

            Name Change. The Tactical Allocation Trust will change its name to Global Allocation Trust.

            Investment Policies Changes

            The portfolio will invest in equity and fixed income securities of issuers located within and outside the U.S. Under normal circumstances, the portfolio will allocate its assets between fixed income securities and equity securities. The portfolio will be a multi-asset portfolio and invest in each of the major asset classes: U.S. fixed income, U.S. equities, international fixed income and international equities, based upon UBS Global Asset Management's assessment of prevailing market conditions in the U.S. and abroad.

            Portfolio Manager Changes

            Investment decisions for the portfolio will be made by an investment management team at UBS Global Asset Management. No member of the investment management team will be primarily responsible for making recommendations for portfolio purchases.

                                      * * *

MITSUPP-2.14.03

                THE DATE OF THIS SUPPLEMENT IS FEBRUARY 14, 2003


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